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                                                                    Exhibit 10.6


                              EMPLOYMENT AGREEMENT

      AGREEMENT is made as of the date of the Initial Public Offering of iPhysician Net Inc., by and between IPHYSICIAN NET INC., a Delaware corporation (the "Company") and JOHN W. BENSON (the "Employee").

      The parties hereto agree as follows:

      1. EMPLOYMENT. The Company hereby employs the Employee and the Employee hereby accepts such employment upon the terms and conditions set forth herein. The Employee shall perform such services, at such reasonable times and places for Company, and such of Company's affiliated, related or subsidiary companies as may, from time to time, be designated by Company's Board of Directors.

      2. TERM. The term of this Agreement shall be thirty-six (36) months, commencing the date of this Agreement [unless sooner terminated in accordance with the provisions set forth herein]. If not so terminated and the Employee is able, ready and willing to perform the duties required under this Agreement and continues in the full-time employment of the Company, this Agreement may be extended for successive one-year periods.

      3. COMPENSATION AND OTHER BENEFITS.

            A.    Compensation.

                  (1) Effective January 1, 2000, the annual base salary of the Employee shall be Two Hundred Ten Thousand dollars ($210,000). Such base remuneration will be paid in accordance with the payroll policy of the Company.

                  (2) Compensation will be reviewed once per calendar year by the Compensation Committee of the Board of Directors after the end of the year or on special request of management or under special circumstances at other times. Such recommendations of the Compensation Committee will be subject to approval of the Board of Directors.

                  (3) The Employee will be entitled to participate in any management incentive programs as and when such are in place, and to participate in other Company benefits commensurate with the Employee's position and responsibilities.

                  (4) If this Agreement is terminated without cause or there is a significant downward change in responsibilities and Employee elects not to continue in that role, Employee shall be paid a severance payment equal to six (6) months base salary at the time of termination. In the event of change of control, with or without a significant downward change in responsibilities and Employee elects not to continue in that role, Employee shall be paid a severance payment equal to twelve (12) months base salary at the time of termination Severance shall include both base salary and continued vesting of options for that time period.
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            B.    Other Benefits.

                  (1) The Employee shall be reimbursed for the legitimate reasonable business expenses in accordance with the standard policy of Company.

                  (2) The Employee shall be entitled each year, and at such reasonable times as the Company shall approve, to a vacation, the length of which shall be in accordance with the standard policy of Company, or as recommended by the Compensation Committee and approved by the Board of Directors, during which time his compensation shall be paid in full.

      4. DUTIES OF EMPLOYEE. The Employee shall serve Company full time as its President and shall perform such duties not inconsistent with such position and as shall from time to time be designated by the Board of Directors of Company, and shall devote his full-time attention, knowledge and skills to the business of Company.

      5. TERMINATION. Notwithstanding any other provision hereof, Company may terminate Employee's employment under this Agreement at any time with or without cause. The termination shall be evidenced by written notice thereof to the Employee, which shall specify the cause for termination. "Cause" for Employee's termination of employment will exist at any time after the happening of one or more of the following events, in each case as determined in good faith by the Company's Board of Directors.

            A. Employee's gross negligence or willful misconduct in performance of his duties hereunder where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or any of its subsidiaries;

            B. Employee's repeated or unjustified absence from the Company;

            C. The commission of any act of fraud by Employee with respect to the Company;

            D. Employee's conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; or

            E. Employee's incurable material breach of any element of the Company's Confidentiality Agreement, including without limitation, Employee's theft or other misappropriation of the Company's proprietary information.

      6. NON-COMPETE. Employee agrees that during the term of employment with the Company, and for a period of one (1) year commencing on the date Employee ceases for any reason whatsoever to be an Employee of the Company, the Employee shall not, in


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the United States or any other country where the Company is conducting business or has clients at the time of termination of employment, either directly or indirectly compete with the Company or divert or attempt to take away any of the customers or business of the Company and/or induce or attempt to induce an employee of the Company or any other individual or entity to do the same.

      7. MODIFICATION OF AGREEMENT. This Agreement supercedes any and all earlier Employment Agreements made between the Company and the Employee, and in the case of any conflict of terms contained in this Agreement, and any other prior Agreement, the terms of this Agreement shall prevail. No waiver or modification of this Agreement shall be valid unless it is in writing and duly executed by both parties.

      8. NOTICE. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail, to the Employee or Company at 8777 North Gainey Center Drive, Suite 285, Scottsdale, Arizona 85258, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

      9. COUNTERPARTS. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      10. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, personal representatives, successors and assigns, except that the Employee may not assign any of its rights or obligations under this Agreement except to the extend and in the manner expressly permitted hereby.

      11. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Arizona.


IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

IPHYSICIAN NET INC.                       EMPLOYEE:


By:_________________________________      _______________________________

Title:_______________________________


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